Exhibit 99.1

For Immediate Release

VNUS MEDICAL TECHNOLOGIES REPORTS FIRST-QUARTER 2005 RESULTS:
$0.10 EARNINGS PER SHARE ON $11.2 MILLION NET REVENUES

Net Income Increases 299% on Year-over-Year Sales Growth of 47%

SAN JOSE, Calif. — May 4, 2005—VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced its financial results for the first quarter ended March 31, 2005.

Net revenues for the first quarter were $11.2 million, an increase of 47% from $7.6 million for the corresponding quarter of 2004 and consistent with $11.2 million for the fourth quarter ended December 31, 2004. Net revenue growth was driven by increased sales of proprietary disposable endovenous catheters and accessory products, as well as increased unit sales of the company’s radiofrequency (RF) generators, to hospitals and physicians for use in the VNUS Closure® procedure.

First-quarter net income was $1.5 million, an increase of 299% compared with $386,000 for the corresponding quarter of 2004 and an increase of 52% from $1.0 million for the fourth quarter ended December 31, 2004. First-quarter net income was $0.10 per share on a fully diluted basis, compared with $0.04 per share for the first quarter a year ago and with $0.07 per share for the fourth quarter of 2004. The number of weighted average shares outstanding used in the per-share calculations increased to 15.7 million for the first quarter of 2005 from 14.9 million shares for the fourth quarter of 2004, due primarily to the company’s initial public offering in October 2004 and stock option exercises.

Net income for the first quarter of 2005 included the effect of a non-cash charge for stock-based compensation of $198,000. This compared with non-cash charges for stock-based compensation of $148,000 for the corresponding quarter of 2004 and $310,000 for the fourth quarter ended December 31, 2004.

VNUS’ balance sheet at March 31, 2005 included cash and cash equivalents of $68.3 million. The company used approximately $268,000 in cash during the March quarter to fund operations and purchase equipment, which was partially offset by option exercises.

“We’re pleased with our first-quarter results, especially the fact that net income exceeded our expectations by a considerable margin,” said VNUS President and Chief Executive Officer Brian Farley. “Our gross margins continued to be strong at 76%, and we are also very encouraged by the increase in RF generator units sold in the first quarter compared with the fourth quarter of last year. We continue to view the move from physicians performing the Closure procedure in the hospital to performing the Closure procedure in the office as a key trend in our business during this year, and we have already

VNUS Reports 1Q05 Results	2

demonstrated a high level of success in this transition. Contributing to this trend are reimbursement codes and payments established for 2005 that pay the physician more in the office setting for the Closure procedure than codes for endovenous laser ablation. Other highlights of the first quarter included our continuing clinical success and progress toward a limited release of our VNUS RFS™ and RFS FLEX ™ products that can be used for perforator vein ablation among many other clinical applications. Perforator vein reflux is a condition we believe to be present in approximately 25% to 30% of patients with venous reflux disease.”

VNUS also announced today its business outlook for the second quarter of 2005.

BUSINESS OUTLOOK

VNUS currently estimates that second-quarter 2005 net revenues will range from approximately $12.0 million to $12.4 million. The company continues to invest in the growth of its business by expanding its sales force and marketing activities and by increasing its investments in general and administrative functions to support its operations as a public company. VNUS also estimates that second-quarter net income will range from approximately $1.0 million to $1.3 million, or approximately $0.06 to $0.08 per share on a fully diluted basis. The number of weighted average shares outstanding used to calculate fully diluted net income per share for the second quarter is currently estimated to range from approximately 16.0 million to 16.3 million.

VNUS maintains its earlier outlook that full-year 2005 net revenues will range from approximately $51.0 million to $54.0 million and net income will range from approximately $4.9 million to $5.8 million, or approximately $0.30 to $0.36 per share on a fully diluted basis. This outlook assumes approximately 16.0 million to 16.5 million weighted average shares outstanding for the full year.

TODAY’S TELECONFERENCE

The company will host its quarterly teleconference today at 2:00 p.m. PDT / 5:00 p.m. EDT. This call will be available live and as a webcast replay on the company’s website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 7448570.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects”,

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“estimates,” “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts, the statements made by Mr. Farley, and any other statements that refer to VNUS’ estimated or anticipated future results or business plans, such as the limited release of the VNUS RFS products. These statements are based on information available to VNUS as of the date of this press release and represent VNUS’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to develop its products; the need for governmental clearances or approvals before selling products; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of pending or future clinical trials; and overall economic conditions and general market conditions. Therefore, the reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005. Copies of VNUS press releases and additional information about VNUS are available on the World Wide Web at www.vnus.com.

Contact:	Tim Marcotte
Vice President, Finance and Administration Chief Financial Officer
(408) 473-1199
ir@vnus.com

—FINANCIAL STATEMENTS ATTACHED-

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$68,298	$68,566
Accounts receivable, net of allowance for doubtful accounts of $236 and $195, respectively	5,613	5,347
Inventory	2,199	1,644
Prepaid expenses and other current assets	515	677

Total current assets	76,625	76,234
Property and equipment, net	1,165	1,096
Other assets	651	642

Total assets	$78,441	$77,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$869	$1,242
Accrued liabilities	3,339	4,311

Total current liabilities	4,208	5,553
Other liabilities	110	111

Total liabilities	4,318	5,664

Stockholders’ equity:
Common stock	14	14
Additional paid-in capital	114,784	114,698
Deferred stock-based compensation	(1,040)	(1,231)
Accumulated deficit	(39,635)	(41,173)

Total stockholders’ equity	74,123	72,308

Total liabilities and stockholders’ equity	$78,441	$77,972

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net revenues	$11,192	$7,634
Cost of revenues (1)	2,730	1,850

Gross profit	8,462	5,784

Operating expenses
Sales and marketing (1)	4,439	3,521
Research and development (1)	988	990
General and administrative (1)	1,742	876

Total operating expenses	7,169	5,387
Income from operations	1,293	397
Interest and other income	361	32

Income before taxes	1,654	429
Provision for income taxes	116	43

Net income	$1,538	$386

Net income per share
Basic	$0.11	$0.04

Diluted	$0.10	$0.04

Shares used in computing net income per share
Basic	14,403	1,341

Diluted	15,655	10,975

(1) Includes the following amortization of deferred stock-based compensation:

	Three Months Ended
	March 31,
	2005	2004
Cost of revenues	$18	$14
Sales and marketing	89	72
Research and development	15	22
General and administrative	76	40

	$198	$148

VNUS MEDICAL TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Cash flows from operating activities:
Net income	$1,538	$386
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	125	95
Amortization of deferred stock compensation	198	148
Changes in operating assets and liabilities:
Accounts receivable	(266)	(308)
Inventory	(555)	(505)
Prepaid expenses and other assets	153	88
Accounts payable	(373)	1
Accrued and other liabilities	(972)	(805)

Net cash used in operating activities	(152)	(900)

Cash flows from investing activities:
Purchase of property and equipment	(194)	(181)
Other long-term deposits	(1)	4
Net cash used in investing activities	(195)	(177)

Cash flows from financing activities:
Proceeds from the exercise of stock options for common stock	79	30

Net cash provided by financing activities	79	30

Net decrease in cash and cash equivalents	(268)	(1,047)
Cash and cash equivalents at the beginning of the year	68,566	11,711

Cash and cash equivalents at the end of the period	$68,298	$10,664